EXHIBIT 99.1
Three Nebraska utilities give notice to withdraw from Tri-State membership
(Westminster, Colo., November 26, 2025) On Nov. 25, 2025, Chimney Rock Public Power District (CRPPD, Bayard, Neb.), Panhandle Rural Electric Membership Association (PREMA, Alliance, Neb.) and Roosevelt Public Power District (RPPD, Scottsbluff, Neb.) provided not-for-profit wholesale power supply cooperative Tri-State Generation and Transmission Association non-conditional notices to withdraw from membership in Tri-State and terminate their wholesale electric service contracts (WESCs) early. The notices include December 1, 2027, withdrawal effective dates, in accordance with the terms of Tri-State’s Contract Termination Payment (CTP) tariff. For the twelve months ended September 30, 2025, CRPPD, PREMA and RPPD together comprised approximately 1.9 percent of Tri-State’s utility member revenue and 1.3 percent of Tri-State’s operating revenue.
The CTP tariff on file with the Federal Energy Regulatory Commission (FERC) provides a process should a utility member elect to withdraw from Tri-State membership and terminate its WESC early. This includes requirements for a two-year notice and the payment of a CTP to Tri-State. Each CTP amount will be determined consistent with the FERC tariff and orders, certain elements of which also remain subject to ongoing appeals.
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Contact:
Amy Robertson, 303-254-3743, amy.robertson@tristategt.org
Mark Stutz, 303-254-3183, mark.stutz@tristategt.org

Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.
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About Tri-State
Tri-State is a power supply cooperative with utility electric distribution cooperative and public power district members in four states that together deliver reliable, affordable and responsible power to more than a million electricity consumers across nearly 200,000 square miles of the rural West. For more information about Tri-State, visit www.tristate.coop

EXHIBIT 99.1